Exhibit 11.1

SAMSON OIL & GAS LIMITED

CODE OF ETHICS AND BUSINESS CONDUCT FOR EMPLOYEES

Adopted 18 June 2007

The business of Samson Oil & Gas Limited (the “Company”) shall be conducted with honesty and integrity and in accordance with the highest ethical and legal standards.  This Code of Ethics and Business Conduct (the “Code”) has been adopted by the Company to provide written standards and guidance to the Company’s employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Compliance with applicable governmental laws, rules and regulations;

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Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	The prompt internal reporting of violations of the Code to the appropriate person or persons identified in this Code; and

•	Accountability for adherence to the Code.

1.	Honest and Ethical Conduct.

The Company is committed to compliance with the highest ethical standards in pursuing its business interests, and expects its employees to observe those standards.  Stated generally, some of the ethical standards to which the Company is committed, and for which all employees are individually accountable, are as follows:

•	Conducting the Company’s business in compliance with applicable governmental laws, rules, and regulations.

•	Dealing ethically in all transactions with contractors, suppliers, customers, employees and others.

•	Avoiding situations where personal interests are, or appear to be, in conflict with the Company’s interests.

•	Responsibly using and protecting the Company’s assets, including property, equipment, facilities, funds and information.

•	Maintaining confidentiality of nonpublic information and not acting on such information for personal gain.

Some of these ethical standards are discussed in more detail below.

2.	Compliance with Law.

The Company and all employees should respect and comply with all of the applicable laws, rules and regulations of Australia, the United States, and any state, local and other jurisdiction in which the Company conducts its business.

The Company is subject to legal requirements that are both numerous and complex.  All employees should understand those laws that apply to them in the performance of their jobs and take steps to ensure that the Company’s operations with which they are involved are conducted in conformity with those laws.  The failure of employees to adhere to the letter and the spirit of the law could result in both personal and corporate criminal liability.  Each employee is personally responsible for complying with the law.

These laws include:

•
Prohibition on insider trading.  U.S. Federal securities laws prohibit persons with access to or knowledge of material, non-public information about the Company from buying, selling, or otherwise trading in the Company’s securities.

•
Foreign Corrupt Practices Act.  The U.S. Foreign Corrupt Practices Act generally prohibits payments or gifts to foreign officials, political parties, or candidates for the purpose of influencing their decision, the decisions of foreign governments, or gaining any improper advantage.

This Code does not summarize all laws, rules and regulations applicable to the Company and its employees.  Please consult the Compliance Officer or the various guidelines that the Company has prepared on specific laws, rules and regulations for additional information.

3.	Conflicts of Interest.

Conflicts of interest are prohibited as matter of Company policy, except under guidelines approved by the Company’s Board of Directors (the “Board”).  A “conflict of interest” exists when a person’s private interest interferes or conflicts in any way with the interests of the Company.  A conflict situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work for, and duties to, the Company objectively and effectively.  Conflicts of interest may also arise when a person, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, or when a person’s private interest appears to interfere or conflict with the interests of the Company.  In addition, it is almost always a conflict of interest for an employee to work simultaneously for a competitor, customer or supplier, and for this reason, employees may not serve such parties as employees, consultants or board members.

Employees are also prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.  Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Compliance Officer.

4.	Confidentiality.

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Compliance Officer.  Whenever feasible, employees should consult the Compliance Officer if they believe they have a legal obligation to disclose confidential information.  Confidential information includes all non-public information that might be of use to existing or potential new shareholders or competitors of the Company, or harmful to the Company or its customers if disclosed.

5.	Ethical Dealing.

Each employee should deal ethically with the Company’s customers, suppliers and competitors.  No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unethical practice.

6.	Protection and Proper Use of Company Assets.

All employees should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  All Company assets should be used only for legitimate business purposes.

7.	Public Reporting.

As a registered company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely.  Depending on his or her position with the Company, an employee may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.

8.	Compliance Officer.

Robyn Lamont, the Company’s Chief Financial Officer, will serve as the Compliance Officer of the Company with respect to this Code.  Ms. Lamont may be reached as follows:

Robyn Lamont
Samson Oil & Gas Limited
1726 Cole Blvd.
Suite 210
Lakewood, CO 80401

Telephone:	(303) 295-0344
Facsimile:	(303) 295-1961

Email:  Robyn.Lamont@SamsonOilandGas.com

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation.  Employees who are concerned that violations of this Code or other illegal or unethical conduct by employees, officers or directors of the Company have occurred, or may occur, should either contact their supervisor or superiors, or contact the Compliance Officer directly.  Any such supervisor or superior and any officer or director of the Company who receives or obtains information that illegal or unethical conduct or a violation of this Code has occurred should immediately report this information to the Compliance Officer.  If an employee does not believe it is appropriate or is not comfortable with the above procedures, then he or she may contact the Chairman of the Audit Committee, who may be reached as follows:

Chairman of the Audit Committee
c/o Samson Oil & Gas Limited
1726 Cole Blvd.
Suite 210
Lakewood, CO 80401

Telephone:	(303) 295-0344
Facsimile:	(303) 295-1961

Please direct all questions regarding any of the provisions or procedures of this Code to the Compliance Officer or to the Company’s outside legal counsel S. Lee Terry Jr. of Davis Graham & Stubbs LLP, telephone (303) 892-7484 and facsimile (303) 893-1379.

9.	Investigations of Violations.

If the Compliance Officer receives information regarding a violation of this Code, then she shall:

•	evaluate such information as to gravity and credibility;
•	if necessary, initiate an informal inquiry or a formal investigation with respect thereto;
•	if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter.
•	if appropriate, make the results of such inquiry or investigation available to the public (including disciplinary action); and
•	if appropriate, recommend changes to this Code that she deems necessary or desirable to prevent similar violations of this Code.

The Compliance Officer may in his sole discretion employ the assistance of other employees and outsider counsel and other advisors.

10.	Disciplinary Measures.

The Compliance Officer shall enforce this Code through appropriate disciplinary actions.  she shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary actions to be taken against any employee who has violated the Code.  The disciplinary actions available to the Compliance Officer include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

The jurisdiction of the Compliance Officer shall include, in addition to the employee that violated this Code, any other employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a material violation and (ii) persons who withhold material information about a suspected violation of this Code when requested to divulge such information.

11.	Amendment and Waiver.

This Code may only be amended by the affirmative, unanimous vote of the Board, and any waiver or implicit waiver of this Code must be approved by the Board.  All amendments or waivers of the Code shall be disclosed promptly, but in no event more than five business days after such amendment or waiver, in the manner prescribed by the Securities and Exchange Commission and as otherwise required by law.

Failure to comply with the Code may result in punitive action against the employee, including suspension or termination.

READ, UNDERSTOOD, AND AGREED:

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Employee’s signature

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Date